Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 3 to this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated December 6, 2005, with respect to the carve out balance sheet of Rio Bravo Entertainment LLC as of December 31, 2004, and the related carve out statements of operations and retained earnings (accumulated deficit) and cash flows for the year ended December 31, 2004 appearing in the prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

January 3, 2006